Free Writing Prospectus
Filed on December 22, 2008 Pursuant to Rule 433
Registration No. 333-133770-06
Volkswagen Auto Loan Enhanced Trust 2008-2
*ABS NEW ISSUE* $1BN Volkswagen Auto Loan Enhanced Trust (VALET) 2008-2
** PRICED *** CORRECTED A1 YIELD****
LEADS: Barclays Capital, RBS
SEC-REG CO’S: Citi, DBSI, HSBC, JPM
TICKER: VALET 2008-2

CLS	$Size	WAL	M/S&P	L.FINAL	BENCH + SPREAD	YIELD	CPN	$PRICE
A-1	$222.000	0.32	P-1/A-1+	01/20/10	IntL + 75	2.35775	—	100-0
A-2A	164.000	0.95	Aaa/AAA	05/20/11	EDSF + 350	4.844
A-2B	55.000	0.95	Aaa/AAA	05/20/11	1ML + 350		+350	100-0
A-3A	246.000	1.99	Aaa/AAA	03/20/13	EDSF + 400	5.533
A-3B	130.000	1.99	Aaa/AAA	03/20/13	1mL + 400		+400	100-0
A-4A	183.000	3.36	Aaa/AAA	07/20/15	IntS + 450	6.327
EXPECTED SETTLEMENT: 12/29/08
FIRST PAYMENT: 01/20/09
BARCLAYS CAPITAL TO B&D
TIMING: 3PM PRICING
DOC’S: Red going up on OneView
Collateral Summary:
-WA FICO: 736 (up from 729 on 2008-1)
-76.24% VW / 23.76% Audi
-Average Principal Balance is $20,800
-Vehicle Type: 94.88% Car, 0.05% Minivan, 5.07% SUV
-66% New vs. 34% Used
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.
This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.